UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FIRST CITIZENS BANCSHARES

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A LETTER FROM THE CHAIRMAN

Frank B. Holding, Jr.

Dear Shareholder:

Thanks to a 2017 characterized by progress and strong, steady growth, First Citizens’ view of the future is one of abundant opportunity. We’re focused on expanding our markets, improving our product and service offerings with our customers in mind and growing the long-term value of our company.

At the end of 2017, our financial position remained strong. Net income for 2017 increased approximately 46 percent over 2016 due to continued quality loan growth, improved yields on earning assets and strong noninterest income growth. Originated loan growth of 7 percent and deposit growth of 4 percent continued to strengthen our balance sheet. Our sustained success led to an increase of approximately 17 percent in our quarterly dividend during the fourth quarter of 2017.

In 2017, we acquired through agreements with the FDIC the assets and liabilities of Guaranty Bank of Milwaukee, Wisconsin, and Harvest Community Bank of Pennsville, New Jersey. We also completed three operational conversions of previously acquired banks. The Guaranty Bank transaction was one of the largest in our history, with branches in several states including Wisconsin and Georgia.

In December, we entered into a merger agreement to acquire HomeBancorp Inc. and its subsidiary, HomeBanc, headquartered in Tampa, Florida. Subject to regulatory and shareholder approvals, the anticipated second-quarter transaction will help us fill in our footprint in Florida and expand into the Tampa and Orlando markets.

As we continue to grow and concentrate on expanding relationships with prospects and customers, we’re adapting how we engage with them to match their changing behaviors and needs – such as taking advantage of technology:

•	We now offer robust online and mobile banking capabilities for companies of any size with our recent launch of First Citizens Digital Banking.

•	To help protect customers against fraud, we introduced real-time text and email alerts to debit cardholders. Credit card alerts are next in 2018.

•	Inside our branches, we’re using existing technology in different ways and exploring new options to improve efficiencies and enhance the customer experience.

•	For the roughly 30 percent of visitors who use a mobile device to access our website, firstcitizens.com is now mobile responsive for an improved experience.

•	In 2017, we launched a social media “story arc” content strategy, creating financial narratives to engage First Citizens’ Facebook and Twitter followers. Posts related to graduations, home renovation and more have resulted in significant follow growth and engagement lift.

•	We recently launched the First Citizens Home Buying Assistant for use with Amazon Echo™ devices.* The helpful voice-activated assistant answers frequently asked questions about every step of the home-buying process while promoting the First Citizens brand.

*Amazon, Echo and all related logos are trademarks of Amazon.com, Inc. or its affiliates.	Continued on back

Chairman’s Letter, continued

We continually work to make banking with First Citizens easier and better for our customers. Along those lines, in 2017 we implemented numerous process improvements and introduced new products and services. We continued to focus on integration and partnership between our wealth and branch sales teams, expanded the wealth products and services available through our branches and provided specialized wealth training to our associates. In addition, we introduced a high-benefit checking account option to reward customers who consolidate their deposit relationship and investments with us. The new Premier Executive Checking account fills the gap between our Prestige checking account and our private banking offering.

The First Citizens footprint

While customers remain at the center of our attention, we also know how important it is to be a good corporate citizen throughout the communities we serve. In 2017, First Citizens held several major events to build awareness of and raise funds for Teen Cancer America. TCA is our main philanthropy and partners with hospitals to develop teen-friendly spaces and specialized care for young people battling cancer.

Efforts to support TCA in our Southeast markets are beginning to pay off. Bon Secours St. Francis Health System in Greenville, S.C., announced last year that it will open a new inpatient cancer unit with the help of a significant donation from First Citizens, and we’re expecting more news to share soon.

Before closing, I’d like to recognize and thank Lucius S. Jones for his many years of service to the corporate board, from which he retired last year.

Better service, better products, better advice, better technology and the best bankers in the business – we recognize that our work makes a difference in the lives of the people, businesses and communities we serve. We’ve just introduced a new statement of purpose – a rallying cry for our associates as they strive each and every day to fulfill our Forever First promise to be the very best bank we can for everybody who depends on us.

The statement clearly articulates why we’re here: Better banking that helps people live better lives. We take great pride in the truth of this declaration, and take seriously its inherent responsibilities.

Many thanks for your commitment to First Citizens and our purpose.

Sincerely,

Frank B. Holding, Jr.
March 12, 2018

Member FDIC. Equal Housing Lender .